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                                                                    EXHIBIT 23.3


                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-3 of Aspect Telecommunications Corporation (the "Company") of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 25, 1998, on our audits of the financial statements of Voicetek Corporation as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, which report is included in the Company's filing on Form 8-K/A. We also consent to the reference to our firm under the caption "Experts."


PRICEWATERHOUSECOOPERS LLP
/s/ PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
March 12, 1999